CARVER BANCORP, INC. REPORTS SECOND QUARTER FISCAL YEAR 2015 RESULTS

New York, New York, November 10, 2014 Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its second fiscal quarter of 2015 ended September 30, 2014.

The Company reported net income of $210 thousand, or basic and diluted earnings per share of $0.06, for the second quarter of its fiscal year ending March 31, 2015, compared to net income of $342 thousand, or basic and diluted earnings per share of $0.09, for the quarter ended September 30, 2013. For the six months ended September 30, 2014, the Company reported net income of $381 thousand, or basic and diluted earnings per share of $0.10, compared to net income of $753 thousand, or basic and diluted earnings per share of $0.20 for the comparative prior year period.

Deborah C. Wright, the Company's Chairman and CEO said: “We are pleased to report the second consecutive quarter of profitability following our strategic decisions to sell certain non-performing loans, terminate our pension plan and upgrade our technology platform to better serve our customers and attract new business.  We are also extremely pleased with the Office of the Comptroller of the Currency's recent decision to lift its Cease & Desist Order on the Bank. This is significant positive news and affirms the effectiveness of our efforts to strengthen our capital position and improve credit quality. Today, Carver’s capital ratios remain strong, with a Tier 1 Capital Ratio over 10% and we continue to improve the overall quality of our loan portfolio. The level of problem loans decreased from a high of $178.1 million as of April 1, 2011 to $18.3 million as of September 30, 2014. As a result, our non-performing loans decreased substantially during this period and are now nearing industry norms.

Our expanded lending team contributed to a 5% growth in loans to $410 million in the most recent period and non-performing loans declined to less than 2% of total loans.  We remain disciplined in our lending process notwithstanding competitive pressures, which continue to constrain net interest margin.  We are pleased that our deposit base has grown for the fourth consecutive quarter to $520.4 million.  This growth is being driven by a strengthened sales team, introduction of our mobile banking platform, and Carver Community Cash product.”

Ms. Wright concluded, “As we celebrate our 65th year as a New York City community bank, our entire team remains focused on implementing our strategic plan to improve and expand Carver's financial performance and impact in the communities we serve. We are extremely thankful for the ongoing commitment of our loyal customers and stockholders.”

Statement of Operations Highlights

Second Quarter and Six Months Results
The Company reported net income of $210 thousand for the three months ended September 30, 2014, compared to net income of $342 thousand for the prior year period. The primary driver of the change was attributed to lower interest income, partially offset by a release in the loan loss provision.

The Company reported net income of $381 thousand for the six months ended September 30, 2014, compared to net income of $753 thousand for the prior year period. The change was primarily driven by lower non-interest income and higher non-interest expense, partially offset by a recovery in the loan loss provision.

Net Interest Income
Net interest income decreased $367 thousand, or 7.4%, to $4.6 million for the three months ended September 30, 2014, compared to $5.0 million for the comparative prior year period. Interest income decreased $352 thousand, or 5.9%, to $5.6 million, compared to $5.9 million for the prior year quarter. Although the average balance of loans increased $21.6 million, or 5.8%, compared to average loans for the prior year, the average yield on loans decreased 58 basis points from 5.67% to 5.09%. A change in loan mix, with higher one-to-four family loans and lower multifamily loans, led to a lower average yield on loans.

Net interest income decreased $160 thousand, or 1.7%, to $9.4 million for the six months ended September 30, 2014, compared to $9.5 million for the prior year period. Interest income decreased $163 thousand, or 1.4%, to $11.3 million, compared to $11.5 million for the prior year period. Interest income on mortgage-backed securities decreased $150 thousand following a $21.7 million, or 37.3%, decrease in the average balances of mortgage-backed securities from the prior year as the Bank repositioned its investment portfolio with higher yielding securities. The average yield on mortgage-backed securities increased 30 basis points from 1.89% to 2.19%. Interest expense for both periods was essentially flat at $992 thousand for the three months ended September 30, 2014, and $2.0 million for the six months ended September 30, 2014, as an increase in interest expense on deposits was offset by a decrease in interest expense on borrowed funds, as the Bank grew deposits and reduced borrowings.

Provision for Loan Losses
The Company recorded a $713 thousand recovery of loan losses, compared to $505 thousand for the prior year quarter. Net recoveries of $244 thousand were recognized, compared to net charge-offs of $413 thousand in the prior year quarter. For the six months ended September 30, 2014, the Company recorded a $1.5 million recovery of loan losses, compared to a $326 thousand provision for loan losses for the prior year period. Net recoveries of $858 thousand were recognized for the six month period, compared to net charge-offs of $1.9 million in the prior year period. Recoveries of previously charged-off loans in the current period and decreases in historic loan loss rates were the primary drivers of the improvement in both periods.

Non-interest Income
Non-interest income remained relatively unchanged at $1.6 million, decreasing $15 thousand, or 1.0%, from the prior year quarter. For the six months ended September 30, 2014, non-interest income decreased $941 thousand, or 25.4%, to $2.8 million, compared to $3.7 million in the prior year period. Non-interest income in the prior year period included gains on sales of loans and securities as the Bank disposed of non-performing loans and repositioned its investment portfolio. Other non-interest income for the current quarter included a $323 thousand grant from the Community Development Financial Institutions Fund (the "CDFI Fund") of the U.S. Treasury Department.

Non-interest Expense
Non-interest expense increased $154 thousand, or 2.3%, to $6.8 million, compared to $6.6 million for the prior year quarter. For the six months ended September 30, 2014, non-interest expense increased $1.4 million, or 11.9%, to $13.3 million, compared to $11.9 million in the prior year period. The increase was attributed to higher employee compensation and benefit expense and an increase in the reserves for losses associated with repurchase of mortgage loans sold by the Bank to Fannie Mae, partially offset by lower data processing costs following the change in core technology platform, and lower federal deposit insurance premiums.

Income Taxes
Income tax expense was $57 thousand, compared to $16 thousand for the prior year quarter, primarily related to an adjustment in state income taxes. For the six months ended September 30, 2014, income tax expense was $73 thousand, compared to $88 thousand in the prior year period.

Financial Condition Highlights
At September 30, 2014, total assets increased $4.3 million, or 0.7% to $644.1 million, compared to $639.8 million at March 31, 2014. The overall change was primarily due to increases of $21.1 million in the loan portfolio net of the allowance for loan losses and $4.9 million in the investment portfolio, offset by a decrease of $20.6 million in cash and due from banks.

Total investment securities increased $4.9 million, or 5.0%, to $103.4 million at September 30, 2014, compared to $98.5 million at March 31, 2014. The increase was primarily attributed to $5.5 million in short-term available-for-sale investments.

Net loans receivable increased $20.5 million, or 5.3%, to $410.4 million at September 30, 2014, compared to $390.0 million at March 31, 2014 following growth in business and residential loans.

Loans held-for-sale ("HFS") decreased $2.4 million, or 48.0%, to $2.6 million at September 30, 2014, following transfer of a loan into other real estate owned.

Total liabilities increased $2.3 million, or 0.4%, to $591.0 million at September 30, 2014, compared to $588.7 million at March 31, 2014 following growth in deposits, offset by lower borrowed funds.

Deposits increased $11.0 million, or 2.2%, to $520.4 million at September 30, 2014, compared to $509.4 million at March 31, 2014 following an increase in money market and checking accounts, partially offset by lower certificates of deposits.

Advances from the Federal Home Loan Bank of New York (“FHLB-NY”) and other borrowed money decreased $8.0 million, or 11.4%, to $62.4 million at September 30, 2014, compared to $70.4 million at March 31, 2014, as growth in deposits replaced maturing short-term borrowings.

Total equity increased $2.0 million, or 3.8%, to $53.1 million at September 30, 2014, compared to $51.2 million at March 31, 2014. The increase was primarily due to a $1.7 million reduction in unrealized losses on investments and net income earned for the six month period.

Asset Quality
At September 30, 2014, non-performing assets totaled $14.8 million, or 2.3% of total assets, compared to $18.9 million or 3.0% of total assets at March 31, 2014, and $27.0 million or 4.2% of total assets at September 30, 2013. Non-performing assets at September 30, 2014 were comprised of $3.5 million of loans 90 days or more past due and nonaccruing, $4.6 million of loans classified as a troubled debt restructuring, $4.1 million of other real estate owned, and $2.6 million of loans classified as HFS.

The allowance for loan losses was $6.6 million at September 30, 2014, which represents a ratio of the allowance for loan losses to non-performing loans of 81.6% compared to 57.6% at March 31, 2014. The ratio of the allowance for loan losses to total loans was 1.6% at September 30, 2014, compared to 1.9% at March 31, 2014 as non-performing assets decreased 21.8% during the period.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. Carver has been designated by the U.S. Treasury Department as a Community Development Financial Institution (CDFI) because of its community-focused banking services and dedication to the economic viability and revitalization of underserved neighborhoods. Carver is the largest African- and Caribbean-American run bank in the United States, with ten full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contacts:
Michael Herley/Ruth Pachman
Kekst and Company
(212) 521-4897/4891
michael-herley@kekst.com
ruth-packman@kekst.com

David L. Toner
Carver Bancorp, Inc.
First Senior Vice President and Chief Financial Officer
(718) 676-8936
david.toner@carverbank.com

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

$ in thousands except per share data	September 30, 2014	March 31, 2014
ASSETS
Cash and cash equivalents:
Cash and due from banks	$94,638	$115,239
Money market investments	7,713	7,315
Total cash and cash equivalents	102,351	122,554
Restricted cash	6,354	6,354
Investment securities:
Available-for-sale, at fair value	94,714	89,461
Held-to-maturity, at amortized cost (fair value of $8,722 and $8,971 at September 30, 2014 and March 31, 2014, respectively)	8,654	9,029
Total investment securities	103,368	98,490

Loans held-for-sale	2,606	5,011

Loans receivable:
Real estate mortgage loans	368,888	362,888
Commercial business loans	41,194	26,930
Consumer loans	353	138
Loans, net	410,435	389,956
Allowance for loan losses	(6,597)	(7,233)
Total loans receivable, net	403,838	382,723
Premises and equipment, net	7,520	7,830
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	2,574	3,101
Accrued interest receivable	3,180	2,557
Other assets	12,324	11,218
Total assets	$644,115	$639,838

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Savings	$95,716	$98,051
Non-interest bearing checking	54,054	53,232
Interest-bearing checking	28,786	24,271
Money market	145,443	127,655
Certificates of deposit	196,411	206,157
Total deposits	520,410	509,366
Advances from the FHLB-New York and other borrowed money	62,403	70,403
Other liabilities	8,171	8,900
Total liabilities	590,984	588,669

EQUITY
Preferred stock (par value $0.01 per share: 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding)	45,118	45,118
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,698,031 and 3,697,836 shares issued; 3,696,087 and 3,695,892 shares outstanding at September 30, 2014 and March 31, 2014, respectively)	61	61
Additional paid-in capital	56,116	56,114
Accumulated deficit	(44,189)	(44,570)
Treasury stock, at cost (1,944 shares at September 30, 2014 and March 31, 2014)	(417)	(417)
Accumulated other comprehensive loss	(3,059)	(4,768)
Total equity attributable to Carver Bancorp, Inc.	53,630	51,538
Non-controlling interest	(499)	(369)
Total equity	53,131	51,169
Total liabilities and equity	$644,115	$639,838

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	September 30,		September 30,
$ in thousands except per share data	2014	2013	2014	2013
Interest income:
Loans	$5,000	$5,263	$10,162	$10,178
Mortgage-backed securities	192	285	398	548
Investment securities	329	348	653	696
Money market investments	69	46	135	89
Total interest income	5,590	5,942	11,348	11,511

Interest expense:
Deposits	719	687	1,441	1,384
Advances and other borrowed money	273	290	543	603
Total interest expense	992	977	1,984	1,987

Net interest income	4,598	4,965	9,364	9,524
Provision for (recovery of) loan losses	(713)	(505)	(1,494)	326
Net interest income after provision for loan losses	5,311	5,470	10,858	9,198

Non-interest income:
Depository fees and charges	924	878	1,820	1,790
Loan fees and service charges	118	305	213	603
Gain on sale of securities	—	208	4	486
Gain (loss) on sale of loans, net	(2)	180	(2)	670
Gain (loss) on sale of real estate owned	—	(84)	4	(131)
Lower of cost or market adjustment on loans held-for-sale	1	(163)	1	(232)
Other	521	253	725	520
Total non-interest income	1,562	1,577	2,765	3,706

Non-interest expense:
Employee compensation and benefits	2,999	2,646	5,787	5,014
Net occupancy expense	959	876	1,844	1,747
Equipment, net	252	209	427	384
Data processing	43	226	320	582
Consulting fees	309	92	398	212
Federal deposit insurance premiums	115	307	353	616
Other	2,076	2,243	4,170	3,325
Total non-interest expense	6,753	6,599	13,299	11,880

Income before income taxes	120	448	324	1,024
Income tax expense	57	16	73	88
Consolidated net income	63	432	251	936
Less: Net income (loss) attributable to non-controlling interest	(147)	90	(130)	183
Net income attributable to Carver Bancorp, Inc.	$210	$342	$381	$753

Earnings per common share:
Basic	$0.06	$0.09	$0.10	$0.20
Diluted	0.06	0.09	0.10	0.20

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table

$ in thousands	September 2014	June 2014	March 2014	December 2013	September 2013
Loans accounted for on a nonaccrual basis (1):
Gross loans receivable:
One-to-four family	$2,636	$2,651	$2,301	$3,736	$4,343
Multifamily	1,054	671	2,240	1,363	758
Commercial real estate	2,991	3,979	7,024	8,702	10,503
Construction	—	—	—	—	75
Business	1,395	818	993	1,120	2,457
Consumer	10	5	1	1	4
Total non-performing loans	$8,086	$8,124	$12,559	$14,922	$18,140

Other non-performing assets (2):
Real estate owned	4,122	4,124	1,369	1,423	970
Loans held-for-sale	2,606	2,611	5,011	7,678	7,854
Total other non-performing assets	6,728	6,735	6,380	9,101	8,824
Total non-performing assets (3):	$14,814	$14,859	$18,939	$24,023	$26,964

Non-performing loans to total loans	1.97%	2.08%	3.22%	3.80%	4.55%
Non-performing assets to total assets	2.30%	2.31%	2.96%	3.76%	4.25%

(1) Nonaccrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of contractual interest and/or principal is doubtful. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2)  Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held-for-sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3)  Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered nonaccrual and are included in the nonaccrual category in the table above. At September 30, 2014, there were $4.7 million TDR loans that have performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Three Months Ended September 30,
	2014			2013
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$393,167	$5,000	5.09%	$371,577	$5,263	5.67%
Mortgage-backed securities	36,006	192	2.13%	58,226	285	1.96%
Investment securities	52,976	252	1.90%	60,966	266	1.75%
Restricted cash deposit	6,354	1	0.03%	6,556	—	0.03%
Equity securities (2)	1,823	18	3.92%	2,717	27	3.94%
Other investments and federal funds sold	113,752	127	0.44%	78,550	101	0.51%
Total interest-earning assets	604,078	5,590	3.70%	578,592	5,942	4.11%
Non-interest-earning assets	17,546			31,753
Total assets	$621,624			$610,345

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$27,346	$11	0.16%	$25,556	$10	0.16%
Savings and clubs	96,844	65	0.27%	96,566	64	0.26%
Money market	141,376	175	0.49%	115,777	134	0.46%
Certificates of deposit	198,891	461	0.92%	189,380	471	0.99%
Mortgagors deposits	1,719	7	1.62%	1,853	8	1.71%
Total deposits	466,176	719	0.61%	429,132	687	0.64%
Borrowed money	43,610	273	2.48%	61,870	290	1.86%
Total interest-bearing liabilities	509,786	992	0.77%	491,002	977	0.79%
Non-interest-bearing liabilities:
Demand	51,667			55,248
Other liabilities	6,996			7,779
Total liabilities	568,449			554,029
Non-controlling interest	(354)			(165)
Stockholders' equity	53,529			56,481
Total liabilities and equity	$621,624			$610,345
Net interest income		$4,598			$4,965

Average interest rate spread			2.93%			3.32%

Net interest margin			3.04%			3.43%

(1) Includes nonaccrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Six Months Ended September 30,
	2014			2013
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$395,476	$10,162	5.14%	$368,657	$10,178	5.52%
Mortgage-backed securities	36,429	398	2.19%	58,098	548	1.89%
Investment securities	52,965	498	1.88%	61,894	540	1.74%
Restricted cash deposit	6,354	1	0.03%	7,903	1	0.03%
Equity securities (2)	1,870	42	4.48%	2,339	46	3.92%
Other investments and federal funds sold	115,007	247	0.43%	76,328	198	0.52%
Total interest-earning assets	608,101	11,348	3.73%	575,219	11,511	4.00%
Non-interest-earning assets	14,108			30,829
Total assets	$622,209			$606,048

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$25,601	$21	0.16%	$25,987	$21	0.16%
Savings and clubs	97,415	130	0.27%	97,278	129	0.26%
Money market	137,328	332	0.48%	115,112	265	0.46%
Certificates of deposit	201,995	942	0.93%	191,309	951	0.99%
Mortgagors deposits	1,997	16	1.60%	2,049	18	1.75%
Total deposits	464,336	1,441	0.62%	431,735	1,384	0.64%
Borrowed money	43,611	543	2.48%	53,482	603	2.25%
Total interest-bearing liabilities	507,947	1,984	0.78%	485,217	1,987	0.82%
Non-interest-bearing liabilities:
Demand	53,473			55,856
Other liabilities	7,672			8,237
Total liabilities	569,092			549,310
Non-controlling interest	(361)			(210)
Stockholders' equity	53,478			56,948
Total liabilities and equity	$622,209			$606,048
Net interest income		$9,364			$9,524

Average interest rate spread			2.95%			3.18%

Net interest margin			3.08%			3.31%

(1) Includes nonaccrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended				Six Months Ended
	September 30,				September 30,
Selected Statistical Data:	2014		2013		2014		2013
Return on average assets (1)	0.14%		0.22%		0.12%		0.25%
Return on average stockholders' equity (2) (10)	1.49%		2.39%		1.34%		2.62%
Net interest margin (3)	3.04%		3.43%		3.08%		3.31%
Interest rate spread (4)	2.93%		3.32%		2.95%		3.18%
Efficiency ratio (5)(10)	109.63%		100.87%		109.65%		89.80%
Operating expenses to average assets (6)	4.35%		4.32%		4.27%		3.92%
Average stockholders' equity to average assets (7)	9.09%		9.37%		9.11%		9.50%
Average interest-earning assets to average interest-bearing liabilities	1.18	x	1.18	x	1.20	x	1.19	x

Basic earnings per share	$0.06		$0.09		$0.10		$0.20
Average shares outstanding	3,696,370		3,696,179		3,696,297		3,696,072

	September 30,
	2014		2013
Capital Ratios:
Tier 1 leverage ratio (8)	10.42%		10.53%
Tier 1 risk-based capital ratio (8)	16.98%		17.42%
Total risk-based capital ratio (8)	19.23%		19.98%

Asset Quality Ratios:
Non-performing assets to total assets (9)	2.30%		4.25%
Non-performing loans to total loans receivable (9)	1.97%		4.55%
Allowance for loan losses to total loans receivable	1.61%		2.36%
Allowance for loan losses to non-performing loans	81.59%		51.81%

(1)	Net income (loss), annualized, divided by average total assets.
(2)	Net income (loss), annualized, divided by average total stockholders' equity (excludes accumulated other comprehensive loss).
(3)	Net interest income, annualized, divided by average interest-earning assets.
(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5)	Operating expense divided by sum of net interest income and non-interest income.
(6)	Non-interest expense, annualized, divided by average total assets.
(7)	Average stockholders' equity divided by average assets for the period ended.
(8)	These ratios reflect the consolidated bank only.
(9)	Non-performing assets consist of nonaccrual loans and real estate owned.
(10)
Non-GAAP Financial Measures: In addition to evaluating Carver Bancorp's results of operations in accordance with U.S. generally accepted accounting principles ("GAAP"), management routinely supplements their evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency ratio and the return on average stockholders' equity. Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company's underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. The comparable GAAP return on average stockholders' equity is 1.57% and 2.42% for the three months ended September 30, 2014 and 2013, respectively, and 1.42% and 2.64% for the six months ended September 30, 2014 and 2013, respectively. Further, the efficiency ratio is used by management in its assessment of financial performance, including non-interest expense control.